[FIRST UNION GRAPHIC LOGO OMITTED]


                                 LOAN AGREEMENT

First Union National Bank
1889 Highway 27
Edison, New Jersey 09817
(Hereinafter referred to as the "Bank")

Chefs International, Inc., a Delaware corporation
62 Broadway
Point Pleasant Beach, New Jersey O8742
(Individually and collectively "Borrower")

This Loan Agreement ("Agreement") is entered into October 30, 1998, by and between Bank and Borrower, a Corporation (For profit) organized under the laws of Delaware.

Borrower has applied to Bank for a loan or loans (individually and collectively, the "Loan") evidenced by one or more promissory notes (whether one or more, the "Note") as follows:

Term Loan - in the principal amount of $880,000.00 which is evidenced by the Promissory Note dated October 30, 1998. The Loan proceeds are to be used by Borrower solely for purchase real estate, land and building housing the Vero Beach Lobster Shanty.

This Agreement applies to the Loan and all Loan Documents. The terms "Loan Documents" and "Obligations," as used in this Agreement, are defined in the Note. The term "Borrower" shall include its Subsidiaries and Affiliates. As used in this Agreement as to Borrower, "Subsidiary" shall mean any corporation of which more than 50% of the issued and outstanding voting stock is owned directly or indirectly by Borrower. As to Borrower, "Affiliate" shall have the meaning as defined in 11 U.S.C. Ss 101, except that the term "debtor" therein shall be substituted by the term "Borrower" herein.

Relying upon the covenants, agreements, representations and warranties contained in this Agreement, Bank is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and Bank and Borrower agree as follows:

CONDITIONS PRECEDENT TO THE LOAN CLOSING.

         A. The obligation of the Bank to make the advance to the Borrower on the loan shall be conditional upon prior compliance, at the expense of the Borrower, with the following conditions precedent to same.

(1) The delivery to the Bank of a note in the principal amount of $880,000.00, the Mortgage, a Uniform Commercial Code Financing Statement, and financing filings in order to perfect a first lien on all equipment, fixtures and other business assets of Borrower, said UCC-l's to be filed in Indian River County, Florida and with the Secretary of State, and Assignments and other documents and matters as called for in this Agreement evidencing to the Bank that no liens prior to the Bank's have been filed on the security pledged.

(2) The delivery to the Bank, on the property listed in Exhibit "A", a satisfactory ALTA Mortgagee Title Insurance Commitment in an amount equal to the full amount of the loancontemplated by this commitment letter. The title insurance company and the form must besatisfactory to the Bank. "FIRST UNION NATIONAL BANK, ITS SUCCESSOR AND/OR ASSIGNS" shall be named as the proposed insured. There are to be no "exceptions" other than routine utility easements, routine restrictions and current year's taxes not yet due and payable. Copies of all commitment exceptions, including but not limited to deed restrictions and covenants and easements must be attached to said Mortgagee Title Commitment. All exceptions are subject to the prior written approve of the Bank and its counsel. There are to be no "reverter" provisions or possibilities affecting title. In addition to any affirmative coverages and/or special endorsements required by the Bank or its counsel, a Florida Endorsements Form 9 (Restrictions, Easements, Minerals) shall be required.

The Bank may require co-insurance or re-insurance giving Bank direct access to the reinsurers In the event reinsurance is required by the Bank, an ALTA Facultative Form of Reinsurance Agreement with companies and in amounts preapproved by the Bank, together with duplicate originals of the executed agreements, shall be furnished to the Bank with the title policy.

Within thirty (30) days after the closing of the Loan or prior to the first disbursement after closing, whichever occurs firm, Borrower, at its sole cost and expense shall cause to be furnished to the Bank a satisfactory ALTA Mortgagee Title Insurance Policy which conforms to the above-mentioned Title Insurance Commitment approved by the Bank. The policy shall indicate that Owner/Borrower possesses a good and marketable fee simple title. The policy shall insure the Bank of a first lien or on the mortgaged premises in the principal amount of the Loan subject only to those encumbrances interests, and exceptions approved in advance and in writing by the Bank and its counsel. The policy shall contain such special endorsements affirmative insurance coverages as the Bank may require.

After the closing of the loan, Borrower, at its sole cost and expense, shall furnish the Bank with such title endorsements or updates to said ALTA Title Insurance Policy as the Bank may require from time to time to insure the Bank that no other matters of record affect the condition of title or the priority of Bank's lien.

At any time upon request by the Bank, the Borrower, at its sole cost and expense, shall furnish the bank UCC (Financing Statement) searches and reports.

(3) The delivery to the Bank of corporate guarantees as follows:

    Chef's International Palm Beach, Inc., Kev, Inc., Robbins Parkway Realty, Inc. and Hightstown Reb, Inc.

(4) The delivery to the Bank of two (2) sealed copies of a current as-built survey [done within sixty (60) days of closing] of the mortgaged premises, including all adjoining allays and appurtenant easements, prepared by a Florida registered surveyor or licensed professional civil engineer. Said survey, which shall be subject to the approval of the Bank and Bank's attorneys, shall show the full legal description of the mortgaged premises, disclose the location and dimensions of all existing improvements, available water and sewer mains, utility lines, encroachments (which shall be subject to the approval of the Bank and the Bank's attorneys), easements, roads, and rights-of-way, if any, as well as all lot lines, access to public streets, and total acreage or square footage thereof. Additionally, the survey shall also show any and all setback lines established by the applicable zoning and/or governmental ordinances, statutes, or regulations. All surveys shall be certified to "First Union National Bank" and the title insurance company insuring the lien of the Bank's Mortgage and shall also be certified to comply with Rule 61G17 of the Florida Administrative Code relating to minimum technical standards for surveys. In addition, the survey must show whether or not the mortgaged premises, and specifically any building improvements, is located in a U.S. Department of Housing and Urban Development (H.U.0.) identified "special flood hazard" area. The survey must identify the specific flood zone in which the mortgaged premises or the improvements are located, the finished ground floor elevations of the improvements, and the base flood elevation. Flood Hazard Certification must comply with the National Flood Insurance Act Of 1968, the Flood Disaster Protection Act of 1973, and the Housing and Community Development Act of 1977, all as amended as applicable.

    (5) The delivery of the following insurance policies:

    (a) Standard Fire Insurance with Extended Coverage Endorsement, including Vandalism and Malicious Mischief, without co-insurance, in an amount equal to at least 100% of the replacement cost of the improvements existing on the real property described in the loan documents contemplated by this commitment.

    (b) Rental Loss Insurance shall be required if any lease provides for the abatement of rent. Business Interruption Insurance shall be required if the mortgaged premises are or will be occupied by the Owner(s). Either type of insurance must cover debt service, real estate taxes, and insurance premiums for a period of at least six (6) months.

    (c) If any improvements (existing and/or proposed) on the mortgaged premises are or will be located in an area identified by the U.S. Department of Housing and Urban Development (H.U.D.) as an area having "special flood hazards," flood insurance must be purchased and maintained in the amount of the principal balance of the mortgage loan or the maximum limit of coverage available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, and the Housing and Community Development Acts of 1974 and 1977, all as amended, whichever is less.

    (d) Borrower shall also maintain single limit comprehensive general liability insurance for not less than One Million dollars ($1,000,000.00) against claims and liability for bodily injury or property damage to persons or property occurring on the mortgaged premises. Evidence of such coverage shall be provided to Bank in the form of a certified copy of the policy or an insurance certificate.

    All policies must be issued by insurance companies and agencies licensed by the Insurance Commissioner of the State of Florida to conduct business in the State of Florida. Bank shall have the right to approve each and every insurance carrier and policy. All policies shall be in the amounts, form and content (including mortgages clauses) and issued by such companies as are acceptable to the Bank. Each company must have a rating of A-or better (Excellent or Superior) and Class IX or better, in A.M. Best's Insurance Reports.

All policies must contain provisions obligating the insurance carrier(s) to provide to Bank at least thirty (30) days advance written notice of the expiration, termination or cancellation of any such policy or policies and immediate notification of a lapse. All policies and endorsement must be manually signed.

Policy premiums for all coverages (including personal property if given as security) must be prepaid and Bank may require 'Paid' receipts as proof of payment.

Except for liability insurance, the above-referenced insurance policies shall contain a Standard Mortgagee Clause naming "FIRST UNION NATIONAL BANK, ITS SUCCESSORS AND/OR ASSIGNS" as first mortgagee, which states that the insurance coverage shall not be affected by any act or neglect of the mortgagor or owner of the improvements.

The applicable policies must be maintained during the term of the Loan. All annual policy renewals must be forwarded to:

                           First Union National Bank
                           Commercial Insurance Support
                          ________________________________

                          ________________________________

The Bank reserves the right to require the escrow of insurance premiums during the term of the loan.

(6) Satisfactory evidence that all applicable requirements under the National Flood Insurance Program have been met and flood insurance has been obtained, if required.

(7) Certification in letter from that the Borrower's and Guarantor's financial standing which was relied upon in conjunction with the issuance of a Commitment has not substantially changed since the submission of said information to the Bank. Any material misrepresentation shall constitute a default and, at the election of the Bank, said Loan may be accelerated in its entirety.

(8) Certification that there are no litigation proceedings which are pending or threatened which might adversely affect the Borrower's or any Guarantor's liability to perform under this Loan Agreement, Note, Mortgage and ancillary documents.

(9) Satisfactory evidence that the mortgaged property complies with all requirements of the Americans with Disabilities Act Title 111, per inspection report ordered by Bank, or is exempt from said requirements.

CONDITIONS PRECEDENT. The obligations of Bank to make the Loan and any advances pursuant to this Agreement are subject to the following conditions precedent:
Additional Documents. Receipt by Bank of such additional supporting documents as Bank or its counsel may reasonably request. Opinion of Counsel. On or prior to the date of any borrowing hereunder, Bank shall have received a written opinion of the counsel of Borrower acceptable to Bank that includes confirmation of the following: (a) The accuracy of the representations set forth in this Agreement in the Representations Subparagraphs entitled "Authorization; Non-Contravention"; "Compliance with Laws", and "Organization and Authority".
(b) This Agreement and other Loan Documents have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their terms. (c) No registration with, consent of, approval of, or other action by, any federal, state or other governmental authority or regulatory body to the execution and delivery of this Agreement, the borrowing under this Agreement or other Loan Documents, is required by law, or, if so required, such registration has been made, and consent or approval given or such other appropriate action taken. (d) The Loan is not usurious. (e) The Loan Documents create the priority of lien on or security interest in the Collateral (as defined in the Loan Documents) that is contemplated by the Loan Documents.

REPRESENTATIONS. Borrower represents that from the date of this Agreement and until final payment in full of the Obligations: Accurate Information. All information now and here after furnished to Bank is and will be true, correct and complete. Any such information relating to Borrower's financial condition will accurately reflect Borrower's financial condition as of the date(s) thereof, (including all contingent liabilities of every type), and Borrower further represents that its financial condition has not changed materially or adversely since the date(s) of such documents. Authorization; Non-Contravention. The execution, delivery and performance by Borrower and any guarantor, as applicable, of this Agreement and other Loan Documents to which it is a party are within its power, have been duly authorized by all necessary action taken by the duly authorized officers of Borrower and any guarantors and, if necessary, by making appropriate filings with any governmental agency or unit and are the legal, binding, valid and enforceable obligations of Borrower and any guarantors; and do not (i) contravene, or constitute (with or without the giving of notice or lapse of time or both) a violation of any provision of applicable law, a violation of the organizational documents of Borrower or any guarantor, or a default under any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting Borrower or any guarantor, (ii) result in the creation or imposition of any lien (other than the lien(s) created by the Loan Documents) on any of Borrower's or guarantor's assets, or (iii) give cause for the acceleration of any obligations of Borrower or any guarantor to any other creditor. Asset Ownership. Borrower has good and marketable title to all of the properties and assets reflected on the balance sheets and financial statements supplied Bank by Borrower, and all such properties and assets are free and clear of mortgages, security deeds, pledges, liens, charges, and all other encumbrances, except as otherwise disclosed to Bank by Borrower in writing ("Permitted Liens"). To Borrower's knowledge, no default has occurred under any Permitted Liens and no claims or interests adverse to Borrower's present rights in its properties and assets have arisen. Discharge of Liens and Taxes. Borrower has duty filed, paid and/or discharged all taxes or other claims which may become a lien on any of its property or assets, except to the extent that such items are being appropriately contested in good faith and an adequate reserve for the payment there of is being maintained. Sufficiency of Capital. Borrower is not, and after consummation of this Agreement and after giving effect to all indebtedness incurred and liens created by Borrower in connection with the Loan, will not be, insolvent within the meaning of 11 U.S.C. ss. 101 (32). Compliance with Laws. Borrower is in compliance in all respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, any federal or state laws relating to liquor (including 18 U.S.C. ss. 3617, at seg, or narcotics (including 21 U.S.C. ss. 801,et seg.) and/or any commercial crimes; all applicable federal, state and local laws and regulations intended to protect the environment; and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable. Organization and Authority. Each corporate or limited liability company Borrower and any guarantor, as applicable, is duly created, validly existing and in good standing under the laws of the state of its organization, and has all powers, governmental licenses, authorizations, consents and approvals required to operate its business as now conducted. Each corporate or limited liability company Borrower and any guarantor, if any, is duly qualified, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a material adverse effect on the business, financial position, results of operations, properties or prospects of Borrower or any such guarantor. No Litigation. There are no pending or threatened suits, claims or demands against Borrower or any guarantor that have not been disclosed to Bank by Borrower in writing. ERISA. Borrower has no employee pension benefit plans, as defined in ERISA.

AFFIRMATIVE COVENANTS. Borrower agrees that from the date of this Agreement and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will: Business Continuity. Conduct its business in substantially the same manner and locations as such business is now and has previously been conducted. Maintain Properties. Maintain, preserve and keep its property in good repair, working order and condition, making all needed replacements, additions and improvements thereto, to the extent allowed by this Agreement. Access to Books & Records. Allow Bank, or its agents, during normal business hours, access to the books, records and such other documents of Borrower as Bank shall reasonably require, and allow Bank to make copies thereof at Bank's expense. Insurance. Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance; all acquired in such amounts and from such companies as Bank may reasonably require. Notice of Default and Other Notices.
(a) Notice of Default. Furnish to Bank immediately upon becoming aware of the existence of any condition or event which constitutes a Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become a Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto. (b) Other Notices. Promptly notify Bank in writing of (i) any material adverse change in its financial condition or its business;
(ii) any default under any material  agreement,  contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower; (iii) any material adverse claim against or affecting Borrower or any part of its properties; (iv) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower; and (v) at least 30 days prior thereto, any change in Borrower's name or address as shown above, and/or any change in Borrower's structure. Compliance with Other Agreements. Comply with all terms and conditions contained in this Agreement, and any other Loan Documents, and swap agreements, if applicable, as defined in the Note. Payment of Debts. Pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Borrower in good faith disputes. Reports and Proxies. Deliver to Bank, promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Borrower to stockholders, and all regular or periodic reports required to be filed by Borrower with any governmental agency or authority. Other Financial Information. Deliver promptly such other information regarding the operation, business affairs, and financial condition of Borrower which Bank may reasonably request. Non-Default Certificate From Borrower. Deliver to Bank, with the
Financial Statements required herein, a certificate signed by Borrower, if Borrower is an individual, or by a principal financial officer of Borrower warranting that no "Default" as specified in the Loan Documents or any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred. Estoppel Certificate. Furnish, within 15 days after request by Bank, a written statement duly acknowledged of the amount due under the Loan and whether offsets or defenses exist against the Obligations.

NEGATIVE COVENANTS. Borrower agrees that from the date of this Agreement and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will not Default on Other Contracts or Obligations. Default on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed. Judgment Entered. Permit the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due Borrower in an amount in excess of $50,000.00 and that is not discharged or execution is not stayed within Thirty (30) days of entry. Government Intervention. Permit the assertion or making of any seizure, vesting or intervention by or under authority of any government by which the management of Borrower or any guarantor is displaced of its authority in the conduct of its respective business or such business is curtailed or materially impaired. Prepayment of Other Debt. Retire any long-term debt entered into prior to the date of this Agreement at a date in advance of its legal obligation to do so. Retire or Repurchase Capital Stock. Retire or otherwise acquire any of its capital stock. Payment of Dividends; Redemption of Stock. Borrower shall not pay any dividends, make any withdrawal from its capital, make any other distributions and/or repurchase, redeem, or otherwise acquire, or set aside reserves to acquire, any of its outstanding stock, partnership or other equity interests, except for such actions by any subsidiaries in favor of the Borrower. Accounts. Borrower shall not sell, assign, transfer or dispose of any of its accounts or notes receivable, with or without recourse, except to the Bank. Cross-Default. Default in payment or performance of any obligation under any other loans, contracts, or agreements of Borrower, any subsidiary or affiliate of Borrower, any general partner of the holder(s) of the majority ownership interests of Borrower, with Bank or its affiliates. Investments. Borrower shall no purchase any stock, securities, or evidence of indebtedness of any other person or entity except, investments in direct obligations of the United States Government and certificates of deposit of United States commercial banks having a tier 1 capital ratio of not less than 6%, and, then in an amount not exceeding 10% of the issuing bank's unimpaired capital and surplus. Guarantees. Borrower shall not guarantee or otherwise become responsible for obligations of any other person or entity except for the benefit of Bank or its affiliates, and except as an endorser of checks or drafts negotiated in the ordinary course of the Borrower's business. Encumbrances. Borrower shall not create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets, whether now owned or hereafter acquire, other than: (i) security interests required by the loan documents; (ii) liens for taxes contested in good faith; (iii) liens accruing by law for employee benefits; or (iv) permitted liens; (v) indebtedness not to exceed $150,000, in any fiscal year for the purpose of purchasing machinery and equipment. Sale-Leaseback Transactions. Borrower shall not enter into any sale-lease back transaction or any transaction however termed which would have the same or substantially the same result or effect as a sale-leaseback. Sale of Assets; Liquidation; Merger; Acquisition. Borrower shall not convey, lease, sell, transfer or assign any assets except in the ordinary course of the Borrower's business for value received; liquidate or discontinue its normal operations with intent to liquidate; enter into any merger or consolidation; or acquire all or substantially all of the assets, stock, or other equity interests of any other entity. Sale or Issuance of Stock. Borrower shall not sell, issue, or agree to sell or issue, any shares (voting, non-voting, preferred or common) of the Borrower, or purchase any such shares. Hazardous Substances. Borrower shall not cause or permit to exist a dumping of hazardous substances or wastes into the atmosphere or waters or onto lands resulting in damage to the Natural Resources unless the dumping is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state, or local governmental authorities. Change of Control. Borrower shall not make a material change of ownership that effectively changes control of Borrower or changes the current management structure and personnel.

FINANCIAL COVENANTS. Borrower agrees to the following provisions from the date hereof until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, and all financial covenants shall be calculated on a consolidated basis, using the consolidated financial information for Borrower, its subsidiaries, affiliates and its holding or parent company, as applicable:
Tangible Net Worth. Borrower shall maintain a Tangible Net Worth of at least $11,650,000.00 at closing. Tangible Net Worth shall increase by not less than $50,000 each fiscal year measured annually commencing January 1999. "Tangible Net Worth" shall mean the total assets minus total liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including, without limitation, good will, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets, and total liabilities shall include fully subordinated debt. Total Liabilities to Tangible Net Worth Ratio. Borrower shall, at all times, maintain a ratio of Total Liabilities, including fully subordinated debt, divided by Tangi0ble Net Worth of not more than .50 to 1.00. For purposes of this computation, "Total Liabilities" shall mean all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower, in accordance with generally accepted accounting principles applied on a consistent basis. Deposit Relationship. Borrower shall maintain its primary depository account with -Bank. Capital Expenditures. Borrower shall not during any fiscal year expend on gross fixed assets (including gross leases to be capitalized under generally accepted accounting principles and leasehold improvements) an amount exceeding $900,000.00 in the aggregate. Leases. Borrower shall not incur, create, or assume any direct or indirect liability for the payment of rent or otherwise, under any lease or rental arrangement (excluding capitalized leases) if immediately there after the sum of such lease or rental payments to be made by Borrower during any 12-month period is increased by $50,000.00 in the aggregate. Loans and Advances. Borrower shall not, during any fiscal year, make loans or advances, excepting ordinary course of business travel and expense advances, to any person or entity, which total more than $50,000.00 in the aggregate. Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio not less than1.20 to 1.0, measured annually. "Debt Service Coverage Ratio" means the ratio of net income plus interest expense (after giving effect to the fixed interest rate payable under the Swap Agreement) plus income tax expense plus depreciation and amortization of the Borrower and its consolidated subsidiaries for any fiscal year minus Maintenance Capital Expenditures to interest expense (after giving effect to the fixed interest rate payable under the Swap Agreement) of the Borrower and its consolidated subsidiaries for such period plus the current portion of long term debt and capital leases of the Borrower and its consolidated subsidiaries (as reflected on the Borrower's consolidated financial statements as of the end of the fiscal period immediately preceding such current period) to be less than 1.20:1. "Maintenance Capital Expenditures" is defined as those expenditures required on an annual basis to maintain existing restaurant locations. Liquidity Requirement. Borrower shall, at all times, maintain Liquid Assets of not less than $750,000."Uquid Assets" shall mean the sum of all cash, time deposits and marketable securities.

ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 120 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all on a consolidated and consolidating basis and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. All such statements shall be examined by an independent certified public accountant acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or its Subsidiaries, if any. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank's approval. Borrower's accountant shall provide Bank with a written acknowledgment of Bank's reliance upon the statements in accordance with N.J.S. SS 2A:53A-25.

PERIODIC FINANCIAL STATEMENTS. Borrower shall deliver to Bank unaudited management-prepared quarterly financial statements, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules, as soon as available and in any event within 60 days after the close of each such period; all in reasonable detail and prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. Such statements shall be certified as to their correctness by a principal financial officer of Borrower and in each case, if audited statements are required, subject to audit and year-end adjustments.

Borrower shall deliver to Bank: a) the following statements and schedules pertaining to the Borrower's business operations, monthly or at such other times as may be requested by Bank; accounts receivable agings, accounts payable agings, inventory schedules and tax returns; b) not later than five (5) calendar days after receipt there of by Borrower, a copy of any management letter or report for Borrower prepared by a CPA; c) not later than 120 days after the end of each fiscal year income statements by store location prepared in a format acceptable to Bank, certified as true, correct and complete by Borrower's chief financial officer; d) not later than 30 days prior to the and of each fiscal year, consolidating cash flow projections for the subsequent fiscal year in a format acceptable to Bank; and e) such other information respecting the operations, financial or otherwise, of Borrower or any of its subsidiaries, as Bank may from time to time reasonably request.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower's financial condition. Such information shall be true, complete, and accurate.

MISCELLANEOUS PROVISIONS.

    1.   COUNTERPARTS.   This   Agreement   may  be  signed  in  any  number  of
counterparts, each of which shall be deemed to be an original. Complete sets of the counterparts hereto shall be provided to Borrower and Bank.

    2. GOVERNING LAW. This Agreement and all loan documentation executed pursuant hereto shall be governed by the laws of the State of Florida.

    3. SUPERSEDES PRIOR AGREEMENTS. This Agreement supersedes all previous loan agreements between Bank and Borrower, which may relate to this loan.

    4. INDIRECT MEANS. Any act which the Borrower is prohibited from doing shall not be done indirectly through any Person controlled or owned by, or any subsidiary of, Borrower, or by any other indirect means.

    5. NON-IMPAIRMENT. If any one or more provisions contained in this Agreement or any other document executed pursuant to this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and the documentation executed pursuant hereto shall not in any way be affected or impaired there by and this Agreement shall otherwise remain in full force and effect.

    6. NON-WAIVE. Neither the failure to exercise, nor any delay on the part of Bank in exercising, any right, power or privilege granted pursuant to this Agreement, the Notes, or any other documents executed pursuant to this Agreement, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

    7. MODIFICATION. No modification, amendment, or waiver of any provision of this Agreement, any Note or any other document executed pursuant to this Agreement shall be effective unless in writing and signed by all parties thereto, it being acknowledged by the parties hereto that all terms, conditions and covenants therein and herein contained are deemed to be material and relied upon by Bank.

    8. ATTORNEY'S FEES. In the event that Borrower shall default in any of its obligations under this Agreement, any Note or any other document executed pursuant to this Agreement and Bank believes it reasonably necessary or proper to employ attorneys to assist in the enforcement or collection of the indebtedness of such Borrower to Bank or to enforce any other term or condition of this Agreement, the Notes or any other document executed pursuant to this Agreement, or in the event the Bank voluntarily or otherwise shall become a party to any suit or legal proceeding with respect to any such document, agreement, indebtedness or obligation relating to either Borrower (including a proceeding conducted under the Federal Bankruptcy Code), Borrower agrees to pay the reasonable attorneys' fees of Bank with respect thereto and all related costs that may reasonably be incurred by Bank. Borrowers shall be liable for such attorneys' fees and costs whether or not any suit or proceeding is commenced (including costs for appellate proceedings, if any).

    9. INTEREST. Notwithstanding anything to the contrary contained herein, it is not the intention of the parties hereto to make any agreement which shall be violative of the laws of the State of Florida or the United States of America relating to usury, and in no event shall Borrower pay to Bank, or Bank accept or charge any interest to Borrower which, together with any other charges upon the principal or any portion thereof, howsoever computed, shall exceed the maximum lawful rate of interest allowable under the laws of the State of Florida or the United States of America, whichever is higher or unlimited. Anything contained herein, in any Note, or in any other document executed pursuant to this Agreement notwithstanding, if for an reason the effective rate of interest which shall be deemed reduced to and shall be such maximum lawful rate, and any sums of interest which have been collected in excess of such maximum lawful rate shall be applied by Bank as a credit against the unpaid principal amount due under the respective Note.

    10. BINDING AGREEMENT/ASSIGNMENT. This Agreement shall be binding upon the parties and their respective permitted successor and permitted assigns. Bank's interest in the Note, and the other Loans Documents, and its rights hereunder and thereunder, are freely assignable, in whole or in part. the Borrower may not assign any of its rights and interests hereunder or under the Note, except with the prior written consent of the Bank, which consent may be withheld at bank's sole and absolute discretion. Any said assignment shall not release such Borrower from any responsibility hereunder or under the Note or the other Loan Documents, notwithstanding Bank's consent to the same.

    11. LIMITATIONS ON BORROWER. In the event financial statements are not received as specified in this Paragraph 6.2 then the following provision shall apply:

         a) In the event of default for this the Borrower does not accelerate the loan, including the failure of Borrower to provide the financial statements as required hereunder or under the Loan Agreement, the applicable interest rate to the loan, for a period beginning (3) days after written notice of such default and ending upon the curing of said noticed default, shall increase one quarter of one percent (.25%) for the first thirty (30) days of said default and increase an additional one quarter of one percent (.255) during each thirty (30) day period thereafter during which the notice default continues. However, under no conditions shall the interest rate exceed the maximum amount allowed by law under any state or federal law having jurisdiction over the promissory note. Such default interest rate shall apply to the outstanding principal balance of the loan. Upon the curing of the notice default, the interest rate of the Loan shall revert to the initially agreed-upon interest rate effective on the date on which the default is cured.

    12. NOTICE. For all purposes hereof, where the giving of written notice is required, notice will be deemed to have been properly "given" as of the date sent by United States mail or the date delivered by third-party courier service, if sent in accordance with the provision of this Section. (1) Said notices shall be in writing and sent by 91) United States Express Mail, or (2) third party independent courier service, with a receipt showing the sender and the date and address of transmittal and delivery, or (3) United States registered or certified mail, return receipt requested, postage prepaid; and in all such cases addressed as follows or to the respective parties at the last addresses provided in writing by said parties prior to the preparation of the notice in question.

IF TO BANK:
First Union National Bank
1889 Highway 27
Edison, NJ  09817
Attention:

             With copy to:
     Calvin B. Brown, Esq.
     Collins, Brown, Caldwell, Barkett, Rossway,
     Garavaglia & Moore Chartered
     756 Beachland Blvd.
     Vero Beach, FL  32963

IF TO BORROWER

Chefs International, Inc.
62 Broadway
Point Pleasant Beach, NJ  08742

        With copy to

Christopoher H. Marine, Esq.
Gould, Cooksey, Fennell,
O'Neill & Marine
979 Beachland Boulevard
Vero Beach, FL  32963

     13. SURVIVAL OF COVENANTS AND REPRESENTATIONS. All covenants and agreements made by or on behalf of the parties hereto which are contained or all incorporated in this agreement shall bind and inure to the benefit of the successors and/or assigns of all parties hereto.

     14. CLOSING EXPENSES. On or before the closing date, Borrowers will pay all out-of-pocket expenses incurred by Bank in connection with the negotiations, and consummation of the loan, including those related to the preparation of all related documentation and the closing of the transactions contemplated herein, including but not limited to reasonable Bank counsel fees and expenses.

     15. REMEDIES CUMULATIVE. Any rights or remedies of the Bank hereunder or under the Note or any other Loan Document or under any other writing shall be cumulative and in addition to every other right or remedy contained therein or herein, or now or hereafter existing, a law or in equity, or by statute or otherwise. Upon the occurrence of an Event of Default, Bank may proceed to enforce any of its rights and remedies against either Borrower or against any collateral given as security for the Note and Bank may enforce such rights and remedies simultaneously, or in such order and at such time, or from time to time, as Bank, in its sole discretion, shall determine.

     16. APPLICATION OF PAYMENTS. Payments received by Bank from Borrower, whether direct or from realizations on any collateral securing the loans and advances made or to be made hereunder, may be applied toward payment of such liabilities of Borrower, and in such order of application as Bank may from time to time elect, and Borrower hereby waives any rights to designate to which of their liabilities any such payments shall be applied.

     17. CONFLICT PROVISIONS.

     A. If a conflict exists or arises between a provision of this Agreement and any note or Security Agreement, the provision in the note or Security Agreement(s) shall prevail.

     B. Nothing herein shall be construed to waive or diminish any right or security of the Mortgagee under the Notes, Mortgage, or other Security. It is the purpose and intent hereof to provide safeguards, protection, and rights to the Bank in addition to those provided in the Security and to better secure the Bank for and on account of the Loan.

     18. VENUE. For any action arising out of this Loan Agreement, the Note, the Mortgage or other security interest, same shall be in a court of competent jurisdiction in Indian River County, Florida.

     19. Nothing in this or other documents regarding the transaction herein shall prohibit the Bank from pledging or assigning this Loan Agreement, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

INTEREST SWAP AGREEMENT. The parties have entered into one or more interest rate swap transactions and may enter into additional transactions pursuant to the terms and conditions of a Master

Agreement with an accompanying Schedule and confirmations (together, the "Master Agreement") Absolute and contingent liabilities are created under the terms and conditions of the Master Agreement.

Each of the Promissory Note, Mortgage, Security Agreement, Loan Agreement, Assignment of Leases, Rents and Profits and Guaranties is hereby specifically cross-defaulted with the Master Agreement, such that a default or event of default under the Master Agreement, and a default or event of default under the Master Agreement is considered a default or event of default under each of them.

The Mortgage, Security Agreement and Assignment of Leases, Rents and Profits is also given as security for the payment of all present and future obligations under the Master Agreement. The term "Secured Obligation" or similar term as set out in the Mortgage, Security Agreement, Assignment of Leases, Rents and Profits and Guaranties shall include the obligations under the Master Agreement.

In the event of foreclosure of the security interest following a default, the proceeds of the sale of the collateral shall first by applied to principal. Thereafter, proceeds shall be applied to interest under the Note and obligation under the Master Agreement on a pari passu basis and the remainder shall be applied to any other obligations secured thereby.

The Mortgage, Security Agreement and Assignment of Leases, Rents and Profits shall only be satisfied and extinguished after payment in full of all principal, interest and other obligations that are due or may become due under the Note or are otherwise secured by the Mortgage, Security Agreement and Assignment of Leases, Rents and Profits, and payment in full of all obligations under the Master Agreement.

Nothing in this or other documents regarding the transaction herein shall prohibit the Lender from pledging or assigning this mortgage, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

ARBITRATION. Under demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counter claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, the arbitration provision does not apply to disputes under or related to swap agreements.

SPECIAL RULES. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitation may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 ET SEQ. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

PRESERVATION AND LIMITATION OR REMEDIES. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (I) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgement by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.

The parties agree that they shall not have a remedy of punitive or exemplary damages against other parties in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.

IN WITNESS WHEREOF, Borrower and Bank, on the day and year first written above, have caused this Agreement to be executed under seal.

                    Chefs International, Inc., a Delaware corporation

CORPORATE           By:
SEAL                     -----------------------------------
                             Anthony Papalia, President


                    First Union National Bank

CORPORATE           By:  /s/ JOSEPH J. LEBAL, VICE PRESIDENT
SEAL                     -----------------------------------
                             Joseph J. Lebal, Vice President
other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injuctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgement by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.

The parties agree that they shall not have a remedy of punitive or exemplary damages against other parties in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.

IN WITNESS WHEREOF, Borrower and Bank, on the day and year first written above, have caused this Agreement to be executed under seal.

                    Chefs International, Inc., a Delaware corporation

CORPORATE           By:  /s/ ANTHONY PAPALIA, PRESIDENT
SEAL                     -----------------------------------
                             Anthony Papalia, President


                    First Union National Bank

CORPORATE           By:
SEAL                     -----------------------------------
                             Joseph J. Lebal, Vice President

                                   EXHIBIT "A"


PARCEL 1:
LOTS 1 AND 2, BLOCK 1, VERO ISLES SUBDIVISION, ACCORDING TO THE PLAT THEREOF AS RECORDED IN PLAT BOOK 3, PAGE 18, PUBLIC RECORDS OF INDIAN RIVER COUNTY, FLORIDA.

PARCEL 2:
THE NORTHEASIERLY ONE-HALF OF LOT 3, BLOCK 1, VERO ISLES SUBDIVISION, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 3, PAGE 18 OF THE PUBLIC RECORDS OF INDIAN RIVER COUNTY, FLORIDA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHERNMOST CORNER OF SAID LOT 3, RUN SOUTHWESTERLY ALONG THE NORTHWEST BOUNDARY LINE OF SAID LOT, A DISTANCE OF 53.5 FEET TO A POINT; THENCE RUN SOUTHEASTERLY ON A STRAIGHT LINE TO A POINT ON THE SOUTHEAST BOUNDARY LINE OF SAID LOT 3, WHICH POINT IS LOCATED 48.5 FEET FROM THE EASTERN MOST CORNER OF SAID LOT; THENCE NORTHEASTERLY, A DISTANCE OF 48.5 FEET TO SAID EASTERN MOST CORNER; THENCE RUN NORTHWESTERLY ALONG THE LINE DIVIDING LOT 3 FROM LOT 2 OF SAID SUBDIVISION, TO THE POINT OF BEGINNING. SAID LAND LYING AND BEING IN INDIAN RIVER COUNTY, FLORIDA.

PARCEL 3:
BEGINNING AT THE NORTHWESTERLY CORNER OF LOT 1, BLOCK 1, VERO ISLES SUBDIVISION, AS RECORDED IN PLAT BOOK 3, PAGE 18 OF THE PUBLIC RECORDS OF INDIAN RIVER COUNTY, FLORIDA, SAID POINT OF BEGINNING BEING ON THE SOUTH RIGHT-OF-WAY AND LYING 70 FEET SOUTHERLY OF, AND RADIALLY FROM, THE CENTERLINE OF STATE ROAD 502 (ROYAL PALM BOULEVARD), AS SHOWN ON THE STATE OF FLORIDA, STATE ROAD DEPARTMENT, RIGHT-OF-WAY MAP, STATE SECTION 8803-104, AND ALSO SHOWN ON SAID PLAT OF VERO ISLES, RUN THENCE SOUTH 29o 24 "OO" EAST ALONG THE WESTERLY LINE OF SAID LOT 1, A DISTANCE OF 20 FEET TO THE NORTHEASTERLY CORNER OF LOT 2 OF SAID VERO ISLES SUBDIVISION; THENCE RUN SOUTHWESTERLY ALONG THE NORTHERLY UNE OF LOT 2 AND EAST HALF OF LOT 3 OF SAID VERO ISLES SUBDIVISION ON A CURVE BEING CONCAVE TO THE SOUTHEAST HAVING A RADIUS OF 1342.69 FEET, A CENTRAL ANGLE OF 7o 29' 2O", AN ARC DISTANCE OF 175.50 FEET TO THE MID-POINT OF THE NORTh LINE OF SAID LOT 3; THENCE RUN NORTH 36o 53' 20" WEST ALONG THE NORTHERLY PROJECTION OF THE WEST LINE OF THE EAST HALF OF SAID LOT 3, A DISTANCE OF 20 FEET TO A POINT ON THE SOUTHERLY RIGHT-OF-WAY OF STATE ROAD 502 (ROYAL PALM BOULEVARD); THENCE RUN NORTHEASTERLY ON SAID SOUTH RIGHT-OF-WAY OF STATE ROAD 502 (ROYAL PALM BOULEVARD) ALONG A CURVE BEING CONCAVE TO THE SOUTHEAST HAVING A RADIUS OF 1362.69 FEET, A CENTRAL ANGLE OF 7o 29' 20", AN ARC DISTANCE OF 178.11 FEET TO THE POINT OF BEGINNING.

FIRST UNION
[logo omitted]

                                 PROMISSORY NOTE


$880,000.00                                                     October 30, 1998

Chefs International, Inc., a Delaware corporation
62 Broadway
Point Pleasant Beach, New Jersey 08742
(Individually and collectively "Borrower")

First Union National Bank
1889 Highway 27
Edison, New Jersey 09817
(Hereinafter referred to as the "Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Eight Hundred Eighty Thousand and no/100 Dollars ($880,000.00) or such sum as may be advanced and outstanding from time to time with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

SECURITY. Borrower has granted Bank a security interest in the collateral described in the Loan Documents, including, but not limited to, real property collateral described in that certain Deed dated October 29, 1998

INTEREST RATE DEFINITIONS.

LIBOR. 1-month LIBOR plus 2.00% (200 Basis Points) ("LIBOR-Based Rate"). "LIBOR" is the rate for U.S. dollar deposits of that many months maturity as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, then as determined by Bank from another recognized source of interbank quotation).

INTEREST RATE TO BE APPLIED.

INTEREST RATE. The unpaid principal balance of this Note shall bear interest from the date hereof at the LIBOR-Based Rate, as determined by Bank prior to the commencement of each consecutive interest period of 1 month (each an "Interest Period") provided, the first Interest Period shall commence on the date this Note and end on the first date thereafter that interest is due. Each LIBOR-Based Rate shall remain in effect, subject to the provisions hereof, for the entire Interest Period until redetermined for the next successive Interest Period.

INDEMNIFICATION. Borrower indemnifies Bank against Bank's loss or expense in employing deposits as a consequence (a) of Borrower's failure to make any payment when due under this Note, or (b) any payment, prepayment or conversion of any loan on a date other than the last day of the Interest Period ("Indemnified Loss or Expense"). The amount of such Indemnified Loss or Expense shall be determined by Bank based upon the assumption that Bank funded 100% of that portion of the loan in the London interbank market.

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (defined herein) occurs and as long as a Default continues, all outstanding Obligations shall bear interest at the

LIBOR-Based Rate plus 3% ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE (S) COMPUTATION. (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a years period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/36O Computation produces an annualized effective rate exceeding that of the nominal rate.

REPAYMENT TERMS. This Note shall be due and payable in principal payments as set forth in Schedule A attached hereto and made a part hereof together with accrued interest thereon on the date each principal payment is due. All remaining principal and interest shall be due and payable on NOVEMBER 3, 2008.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

REQUIRED HEDGE. Borrower shall hedge the Loan's floating interest expense for the full term of the Loan by maintaining either: (i) the Swap Agreement; or (ii) a comparable interest rate swap agreement with Bank or other counterparty acceptable to Bank in a notional amount equal to the then principal balance of the Loan and providing for a fixed rate [sufficient to satisfy the Debt Service Coverage Ration requirement set forth below] [satisfactory to Bank], and containing such other terms and conditions as shall be reasonably acceptable to Bank. "SWAP AGREEMENT" that certain ISDA Master Agreement entered into between Borrower and Bank dated September 18, 1998, including the Schedule and all Confirmations (as such terms are defied in the ISDA Master Agreement).

LOAN DOCUMENTS AND OBLIGATIONS. The term "Loan Documents" used in this Note and other Loan Documents refers to all documents executed in connection with the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, any letters of credit issued pursuant to any loan agreement executed in connection with this Note, any applications for such letters of credit and any other documents executed in connection therewith, and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. &101).

The term "Obligations" used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document (s), and all obligations under any swap agreements as defined in 11 U.S.C. &101 between Borrower and Bank whenever executed.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

If this Note is secured by owner-occupied residential real property located outside the state in which the office of Bank first shown above is located, the late charge laws of the state where the real property is located shall apply to this Note and the late charge shall be the highest amount allowable under such laws. If no amount is stated thereunder, the late charge shall be 5% of each payment past due for 10 or more days.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

DEFAULT. If any of the following occurs, a default ("Default") under this Note shall exist: NONPAYMENT; NONPERFORMANCE. The failure of timely payment or performance of the Obligations or Default (however denominated) under this Note or any other Loan Documents. FALSE WARRANTY. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. CROSS DEFAULT. At Bank's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower ("Affiliate" shall have the meaning as defined in 11 U.S.C. & 101, except that the term "debtor" therein shall be substituted by the term "Borrower"" herein; "Subsidiary" shall mean any corporation of which more than 50% of the issued and outstanding voting stock is owned directly or indirectly by Borrower). CESSATION; BANKRUPTCY. The death of, appointment of guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against the Borrower, its Subsidiaries or Affiliates, if any, or any party to the Loan Documents.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions: BANK LIEN. Foreclose its security interest or lien against Borrower's accounts without notice. ACCELERATION UPON DEFAULT. Accelerate the maturity OF this Note and all other Obligations, and all of the Obligations shall be immediately due and payable. CUMULATIVE. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 120 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all on a consolidated and consolidating basis and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. All such statements shall be examined by an independent certified public accountant acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or its Subsidiaries, if any. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank's approval. Borrower's accountant shall provide Bank with a written acknowledgment of Bank's reliance upon the statements in accordance with N.J.S. & 2A25.

PERIODIC FINANCIAL STATEMENTS. Borrower shall deliver to Bank unaudited management-prepared quarterly financial statements, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules, as soon as available and in any event within 60 days after the close of each such period; all in reasonable detail and prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. Such statements shall be certified as to their correctness by a principal financial officer of Borrower and in each case, if audited statements are required, subject to audit and year end adjustments.

Borrower shall deliver to Bank: a} the following statements and schedules pertaining to the Borrower's business operations, monthly or at such other times as may be requested by Bank; accounts receivable agings, accounts payable agings, inventory schedules and tax returns; b) not later than five (5) calendar days after receipt thereof by Borrower, a copy of any management letter or report for Borrower prepared by a CPA; c) not later than 120 days after the end of each fiscal year income statements by store location prepared In a format acceptable to Bank, certified as true, correct and complete by Borrower's chief financial officer; d) not later than 30 days prior to the end of each fiscal year, consolidating cash flow projections for the subsequent fiscal year in a format acceptable to Bank; and e) such other information respecting the operations, financial or otherwise, of Borrower or any of its subsidiaries, as Bank may from time to time reasonably request.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower's financial condition. Such information shall be true, complete, and accurate.

YEAR 2000 COMPATIBILITY. Borrower shall take all action necessary to assure that Borrower's computer based systems are able to operate and effectively process data including dates on and after January 1, 2000. At the request of Bank, Borrower shall provide Bank assurance acceptable to Bank of Borrower's Year 2000 compatibility.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any other Borrower or any other person liable under this Note or other Loan Documents, all without notice to or consent of each Borrower or each person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any person who may be liable under this Note or other Loan Documents.

MISCELLANEOUS PROVISIONS. Assignment. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and other Loan Documents shall be governed by and construed under the laws of the state of Florida. If the terms of this Note should conflict with the terms of the loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower's Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank's address shown above. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Bank's office address shown above or such other address as Bank may specify in writing from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Binding Contract. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to all terms and provisions of this Note. Advances. Bank in its sole discretion may make other Advances under this Note pursuant hereto. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. Each Borrower is jointly and severally obligated under this Note. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

ARBITRATION. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

SPECIAL RULES. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 ET SEQ.. of the Arbitration Rules shall be applicable to claims of less than $1 ,0O0,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

PRESERVATION AND LIMITATiON OF REMEDIES. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help Including peaceful occupation of real property and collection of rents, ET SEQ., and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.

The parties agree that they shall not have a remedy of punitive or exemplary damages against other parties in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION ThEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

                        Chefs International, Inc., a Delaware corporation Taxpayer Identification Number: 22-2058515

CORPORATE               By /s/ ANTHONY PAPALIA
SEAL                       -----------------------------------------------------
                               Anthony Papalia, President


STATE OF NEW JERSEY
COUNTY OF OCEAN


The foregoing instrument was acknowledged before me this 23rd day of October, 1998, by

Anthony  Papalia,  as  President  of  CHEFS  INTERNATIONAL,   INC.,  a  Delaware
corporation, 1998, by on behalf of the corporation. He is personally known to me or has produced drivers license as identification.


/s/ CYNTHIA L. WALSH              NOTARY PUBLIC
-----------------------------     Name of Acknowledger Typed, Printed or Stamped
    Cynthia L. Walsh

CYNTHIA L. WALSH
Notary Public of New Jersey
My Commission Expires 4/20/2002

                                                                    S96721127364

                         SCHEDULE A TO PROMISSORY NOTE

The Note will be paid in the principal amounts plus accrued interest on the dates as shown below:


Payment Due Date         Principal Payment Due             Remaining Principal
----------------         ---------------------             -------------------
                                                                Outstanding
                                                                -----------
                                                           (following scheduled
                                                            principal payment)

Oct 28, 1998                      0.00                         880,000.00
Dec 1, 1999                   1,819.26                         878,180.74
Jan 4, 1999                   1,832.70                         876,348.04
Feb 1, 1999                   2,988.41                         873,359.63
Mar 1, 1999                   3,006.58                         870,353.05
Apr 1, 1999                   2,457,69                         867,895.36
May 3, 1999                   2,285.71                         865,609.65
Jun 1, 1999                   2,865.69                         862,743.96
Jul 1, 1999                   2,696.34                         860,047.62
Aug 2, 1999                   2,340.26                         857,707.36
Sep 1, 1999                   2,729.16                         854,978.20
Oct 1, 1999                   2,746.94                         852,231.26
Nov 1, 1999                   2,579.72                         849,651.54
Dec 1, 1999                   2,781.65                         846,869.89
Jan 4, 2000                   2,063.95                         844,805.94
Feb 1, 2000                   3,180.25                         841,625.69
Mar 1, 2000                   3,016.78                         838,608.91
Apr 3, 2000                   2,307.12                         836,301.79
May 1, 2000                   3,231.98                         833,069.81
Jun 1, 2000                   2,708.75                         830,361.06
Jul 3, 2000                   2,546.62                         827,814.44
Aug 1, 2000                   3,103.78                         824,710.66
Sep 1, 2000                   2,765.04                         821,945.62
Oct 2, 2000                   2,783.66                         819,161.96
Nov 1, 2000                   2,980.34                         816,181.62
Dec 1, 2000                   2,999.77                         813,181.85
Jan 2, 2001                   2,666.03                         810,515.82
Feb 1, 2001                   3,036.69                         807,479.13
Mar 1, 2001                   3,407.28                         804,071.85
Apr 2, 2001                   2,729.36                         801,342.49
May 1, 2001                   3,270.54                         798,071.95
Jun 1, 2001                   2,944.42                         795,127.53
Jul 2, 2001                   2,964.25                         792,163.28
Aug 1, 2001                   3,156.29                         789,006.99
Sep 4, 2001                   2,491.30                         786,515.69
Oct 1, 2001                   3,705.64                         782,810.05
Nov 1, 2001                   3,047.19                         779,762.86
Dec 3, 2001                   2,898.33                         776,864.53
Jan 2, 2002                   3,255.98                         773,608.55
Feb 1, 2002                   3,277.20                         770,331.35
Mar 1, 2002                   3,633.22                         766,698.13
Apr 1, 2002                   3,155.69                         763,542.44
May 1, 2002                   3,342.80                         760,199.64
Jun 3, 2002                   2,869.19                         757,330.45
Jul 1, 2002                   3,712.30                         753,618.15
Aug 1, 2002                   3,243.77                         750,374.38

Payment Due Date         Principal Payment Due             Remaining Principal
----------------         ---------------------             -------------------
                                                                Outstanding
                                                                -----------
                                                           (following scheduled
                                                            principal payment)

Sep 3, 2002                   2,939.62                         747,434.76
Oct 1, 2002                   3,772.49                         743,662.27
Nov 1, 2002                   3,310.81                         740,351.46
Dec 2, 2002                   3,333.11                         737,018.35
Jan 2, 2003                   3,355.55                         733,662.80
Feb 3, 2003                   3,218.78                         730,444.02
Mar 3, 2003                   3,875.83                         726,568.19
Apr 1, 2003                   3,741.57                         722,826.62
May 1, 2003                   3,608.13                         719,218.49
Jun 2, 2003                   3,319.18                         715,899.31
Jul 1, 2003                   3,808.78                         712,090.53
Aug 1, 2003                   3,523.41                         708,567.12
Sep 2, 2003                   3,393.22                         705,173.90
Oct 1, 2003                   3,876.35                         701,297.55
Nov 3, 2003                   3,291.42                         698,006.13
Dec 1, 2003                   4,073.12                         693,933.01
Jan 2, 2004                   3,494.94                         690,438.07
Feb 2, 2004                   3,669.22                         686,768.85
Mar 1, 2004                   4,141.47                         682,627.38
Apr 1, 2004                   3,721.81                         678,905.57
May 3, 2004                   3,599.40                         675,306.17
Jun 1, 2004                   4,064.50                         671,241.67
Jul 1, 2004                   3,944.29                         667,297.38
Aug 2, 2004                   3,680.09                         663,617.29
Sep 1, 2004                   3,993.98                         659,623.31
Oct 1, 2004                   4,020.00                         655,603.31
Nov 1, 2004                   3,903.79                         651,699.52
Dec 1, 2004                   4,071.64                         647,627.88
Jan 4, 2005                   3,535.46                         644,092.42
Feb 1, 2005                   4,401.04                         639,691.38
Mar 1, 2005                   4,427.80                         635,263.58
Apr 1, 2005                   4,040.76                         631,222.82
May 2, 2005                   4,067.97                         627,154.85
Jun 1, 2005                   4,231.59                         622,923.26
Jul 1, 2005                   4,259.17                         618,664.09
Aug 1, 2005                   4,152.53                         614,511.56
Sep 1, 2005                   4,180.50                         610,331.06
Oct 3, 2005                   4,076.07                         606,254.99
Nov 1, 2005                   4,499.48                         601,755.51
Dec 1, 2005                   4,397.11                         597,358.40
Jan 3, 2006                   4,036.49                         593,321.91
Feb 1, 2006                   4,580.95                         588,740.96
Mar 1, 2006                   4,737.70                         584,003.26
Apr 3, 2006                   4,132.22                         579,871.04
May 1, 2006                   4,791.65                         575,079.39
Jun 1, 2006                   4,446.03                         570,633.36
Jul 3, 2006                   4,352.01                         566,281.35
Aug 1, 2006                   4,751.29                         561,530.06
Sep 1, 2006                   4,537.27                         556,992.79

Payment Due Date         Principal Payment Due             Remaining Principal
----------------         ---------------------             -------------------
                                                                Outstanding
                                                                -----------
                                                           (following scheduled
                                                            principal payment)

Oct 2, 2006                   4,567.82                         552,424.97
Nov 1, 2006                   4,718.58                         547,706.39
Dec 1, 2006                   4,749.33                         542,957.06
Jan 2, 2007                   4,544.40                         538,412.66
Feb 1, 2007                   4,809.89                         533,602.77
Mar 1, 2007                   5,073.06                         528,529.71
Apr 2, 2007                   4,644.68                         523,885.03
May 1, 2007                   5,018.37                         518,866.66
Jun 1, 2007                   4,824.56                         514,042.10
Jul 2, 2007                   4,857.05                         509,185.05
Aug 1, 2007                   5,000.36                         504,184.69
Sep 4, 2007                   4,594.87                         499,589.82
Oct 1, 2007                   5,388.46                         494,201.36
Nov 1, 2007                   4,990.65                         489,210.71
Dec 3, 2007                   4,917.99                         484,292.72
Jan 2, 2008                   5,162.58                         479,130.14
Feb 1, 2008                   5,196.22                         473,933.92
Mar 3, 2008                   5,127.13                         468,806.79
Apr 1, 2008                   5,365.33                         463,441.46
May 1, 2008                   5,298.46                         458,143.00
Jun 2, 2008                   5,133.95                         453,009.05
Jul 1, 2008                   5,464.84                         447,544.21
Aug 1, 2008                   5,304.84                         442,239.37
Sep 2, 2008                   5,244.50                         436,994.87
Oct 1, 2008                   5,565.73                         431,429.14
Nov 3, 2008                 431,429.14                               0.00


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